                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              Steel Dynamics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[STEEL DYNAMICS, INC. (TM) LOGO]






                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 16, 2002

To our Stockholders:

TIME ................ 9:00 a.m., Fort Wayne time (EST)
                      Thursday, May 16, 2002

PLACE ............... Grand Wayne Center
                      John Whistler Ballroom
                      120 West Jefferson Boulevard
                      Fort Wayne, Indiana 46802

ITEMS OF BUSINESS ... (1) To elect twelve (12) Directors for a one-year term.

                      (2) To approve Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002.


                      (3) To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.

RECORD DATE ......... You may vote if you were a stockholder of record on March 26, 2002.

2001 ANNUAL REPORT .. Our 2001 Annual Report to Stockholders, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING ........ You will be able to vote in one of four ways:

                      (1) Mark, sign, date and return your proxy card in the enclosed envelope.

                      (2) Call the toll-free telephone number on your proxy card and follow the instructions for telephone voting.

                      (3) Visit the web site shown on your proxy card and follow the instructions for voting on the Internet.

                      You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

                                                   KEITH E. BUSSE
                                                   President and Chief Executive
                                                   Officer

April 16, 2002

                                TABLE OF CONTENTS

                                                                            PAGE

Voting Information.........................................................  1

Governance.................................................................  2

Item 1 - Election of Directors.............................................  4

Information on Directors and Executive Officers............................  6

Item 2 - Ratification of the Appointment of Independent Auditors...........  10

Report of the Compensation Committee and Board of Directors
 on Executive Compensation ................................................  11

Report of the Audit Committee..............................................  13

Stockholder Return Performance Graph.......................................  14

                              STEEL DYNAMICS, INC.

                      6714 POINTE INVERNESS WAY, SUITE 200
                              FORT WAYNE, IN 46804

                            TELEPHONE: (260) 459-3553

                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 16, 2002

                               ------------------

                               VOTING INFORMATION



PURPOSE

    We are providing you with these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2002 Annual Meeting of stockholders. We will hold the meeting on May 16, 2002, beginning at 9:00 a.m. Fort Wayne time (EST), in the John Whistler Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802.

    We are mailing this proxy statement and the enclosed proxy card beginning on April 16, 2002. We are soliciting proxies from all our stockholders in order to give all stockholders an opportunity to vote on matters to be presented at the meeting even if they do not attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting or at any adjournment or postponement of the meeting.

WHO CAN VOTE

    You are entitled to vote if you were a stockholder of record at the close of business on March 26, 2002. If you are not present in person at the meeting, your shares can be voted only if represented by a valid proxy.

SHARES OUTSTANDING

    On March 26, 2002, there were 46,820,457 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

VOTING OF SHARES

    Because most of you will not be able to attend the meeting in person, it is important that your shares be represented by proxy. This year, we are offering you a choice of how to vote by proxy:

         - You may vote by mail in the traditional manner by marking, signing, dating and returning your proxy card in the envelope that we have enclosed.

         - You may vote by telephone using the toll-free telephone number and instructions shown on your proxy card.


         - You may vote via the Internet by using the web site information and instructions listed on your proxy card.

   We anticipate that telephone and Internet voting will be available 24 hours a day, 7 days a week. Both methods will prompt you on how to proceed and you will be able to confirm that your instructions have been properly received and recorded. For both of these methods, you will also need a control number, which is noted on your proxy card. The telephone and Internet voting facilities will close at 12:01 a.m. EST on May 16, 2002.

    You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

         - Notify our Corporate Secretary in writing before the meeting that you wish to revoke your proxy.

         -    Submit another proxy with a later date.

         -    Vote by telephone or Internet on a later date.

         -    Vote in person at the meeting.

    The method by which you give your proxy will not limit your right to vote at the meeting if you later decide to attend in person. If you are not the record owner and your shares are held in the name of a bank, broker or other holder of record, however, you will need to obtain a proxy, executed in your favor from that record holder, to be able to vote at the meeting.

    The persons named as proxies will vote your shares at the meeting in accordance with your instructions, unless you first revoke your proxy. If any other matters are properly presented for consideration, including a motion to adjourn or postpone the meeting to another time or place, the persons named as proxies will also have discretion to vote on those matters according to the best of their judgment. At the date this proxy statement was printed, we did not anticipate that any other matters would be raised at the meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

REQUIRED VOTE

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is needed to elect directors, to ratify the appointment of Ernst & Young LLP as independent auditors for the year 2002 and on any other matters that may properly come before the meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be included in the vote totals with respect to those matters.

COST OF PREPARING, MAILING AND SOLICITING PROXIES

    We will pay all of the costs of preparing and mailing the proxy statement and soliciting these proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials and our 2001 Annual Report to our beneficial owners on the record date. We will also reimburse such brokers, dealers, banks, voting trustees and other nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to our beneficial owners. In addition to mailing proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone or otherwise.

ANNUAL REPORT

    We are including in this mailing a copy of our 2001 Annual Report to Stockholders, including our financial statements for the required periods ended December 31, 2001. The 2001 Annual Report is not, however, a part of this proxy statement.

                                   GOVERNANCE

    Pursuant to Indiana's Business Corporation Law and our bylaws, our Board of Directors manages our business, property and affairs.

    During 2001, our Board of Directors consisted of 11 persons. Under our bylaws, however, our Board of Directors may amend the bylaws to prescribe a greater or lesser number of directors, and the Board has amended the bylaws to provide for a twelfth board position for 2002. At the Annual Meeting, therefore, 12 directors will be elected, and each newly elected director will serve for a one-year term until the 2002 Annual Meeting of stockholders.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held five regularly scheduled and special meetings during 2001, and all directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served during 2001.

    Our Board of Directors has an Audit Committee and a Compensation Committee. The members of the committees are appointed annually by the Board.

The Audit Committee

    The Audit Committee consists of three members, all of them non-employee directors. They are Joseph D. Ruffolo, Chair of the Committee, James E. Kelley and Dr. Jurgen Kolb. The Audit Committee held five meetings during 2001. The Audit Committee reviews our accounting policies, internal controls, financial reporting practices, contingent risks and risk management strategies and plans, and the services and fees of our independent auditors. In connection with these reviews, the Audit Committee meets alone with our financial and legal personnel, and with our independent auditors, who have free access to the Audit Committee at any time. The Audit Committee recommends the selection of the independent auditors to serve the following year in examining our accounts. The Audit Committee also annually reviews the independence of our independent auditors as a factor in these recommendations.

The Compensation Committee

    The Compensation Committee consists of four members. Leonard Rifkin is Chair of the Committee and the other three Committee members are John C. Bates, Joseph
D. Ruffolo and Richard J. Freeland. All are non-employee directors. The function of the Compensation Committee is to meet with, receive and consider the recommendations of our Chief Executive Officer, Keith E. Busse, with respect to all senior management personnel and then make its recommendations with regard to the compensation of senior management to the Board. All decisions regarding the compensation of executive officers and directors are determined solely by the full Board of Directors, and all directors participate in deliberations of the Board on all matters, including the evaluation of executive officer performance. During 2001, the full Board functioned as the Compensation Committee.

COMPENSATION COMMITTEE AND BOARD INTERLOCKS AND INSIDER PARTICIPATION

    Leonard Rifkin, the Chair of our Compensation Committee, is the Chairman of the Board of OmniSource Corporation, our exclusive steel scrap supplier. John C. Bates, a member of our Compensation Committee, is the President and Chief Executive Officer of Heidtman Steel Products, Inc., our largest purchaser of manufactured steel products.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our directors and executive officers with respect to 2001 were met.

STOCKHOLDER PROPOSALS

    Any stockholder satisfying the requirements of the Securities and Exchange Commission's Rule 14a-8 and wishing to submit a proposal to be included in the Proxy Statement for the 2003 Annual Meeting of stockholders must submit the proposal in writing to our Corporate Secretary, at 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804, on or before November 30, 2002.

    In addition, under our bylaws, any stockholder who has not submitted a timely proposal for inclusion in next year's proxy statement but still wishes to make a proposal at next year's annual meeting must deliver written notice to our Corporate Secretary no later than 60 days nor more than 90 days prior to the first anniversary of the record date for this year's annual meeting. Therefore, for our 2003 Annual Meeting, if such a proposal is not delivered prior to January 25, 2003, it may not be presented at the meeting at all. If a proposal is made after December 26, 2002 and prior to January 25, 2003, we will retain the discretion to vote proxies we receive with respect to any such proposals, so long as we include in our next year's proxy statement advice on the nature of any such proposal and how we intend to exercise our voting discretion, and so long as the proponent does not provide us with a written statement within the time frame determined under Securities and Exchange Commission Rule 14a-4(c)(1) that the proponent intends to deliver his own proxy statement and form of proxy with respect to that proposal. You may obtain a copy of the full text of the bylaw provision by writing to our Corporate Secretary at 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804.

                         ITEM 1 - ELECTION OF DIRECTORS


    Our stockholders will elect 12 directors at the 2002 Annual Meeting. The individuals listed below have been nominated by the Board of Directors. Each director, if elected, will serve until our 2003 Annual Meeting of Stockholders, until a qualified successor director has been elected, or until he resigns or is removed by the Board.

    We will vote your shares as you specify on the enclosed proxy card, or by telephone or Internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person. We do not anticipate that any nominee will be unable to serve. Following the meeting, the Board of Directors may, however, increase the size of the Board and fill any resulting vacancy or vacancies until the 2003 Annual Meeting of stockholders.

    If you wish your shares voted for some but not all of the nominees, you may so indicate when you vote your proxy.

    Following is the age, principal occupation during the past five years, and certain other information for each of the 12 director nominees.

DIRECTOR NOMINEES

KEITH E. BUSSE, AGE 59
    DIRECTOR SINCE 1993

    President, Chief Executive Officer and a director, and President and Chief Executive Officer and a director of Iron Dynamics, Inc., our wholly-owned subsidiary. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation, where he last held the office of Vice President. Mr. Busse is a director of Tower Financial Corporation, a publicly held bank holding company.

MARK D. MILLETT, AGE 42
    DIRECTOR SINCE 1993

    Vice President and General Manager of our Flat Roll Division and a director, and Vice President and a director of our Iron Dynamics subsidiary. Prior to 1993, Mr. Millett worked for Nucor Corporation, which he joined in 1982.

RICHARD P. TEETS, JR., AGE 46
    DIRECTOR SINCE 1993

    Vice President and General Manager of our Structural Division and a director. Prior to 1993, Mr. Teets worked for Nucor Corporation, which he joined in 1987.

TRACY L. SHELLABARGER, AGE 45
    DIRECTOR SINCE 1994

    Vice President of Finance and Chief Financial Officer and a director and Vice President of Finance and Chief Financial Officer for our Iron Dynamics subsidiary. From 1987 to 1994, Mr. Shellabarger worked for Nucor Corporation.

LEONARD RIFKIN, AGE 71
    DIRECTOR SINCE 1994

    Mr. Rifkin has been the Chairman of the Board (since 1996) and Chief Executive Officer and a director of OmniSource Corporation (scrap metal recycling) since 1959. OmniSource is our exclusive supplier of steel scrap. Mr. Rifkin is a director of Tower Financial Corporation, a publicly held bank holding company. Mr. Rifkin is a member of our Compensation Committee.

JOHN C. BATES, AGE 58
    DIRECTOR SINCE 1994

    Mr. Bates is the President and Chief Executive Officer and a director of Heidtman Steel Products, Inc. (steel service centers), which he joined in 1963, and for which he has served as its President and Chief Executive Officer and a director since 1969. Heidtman Steel is our largest customer for our manufactured steel products. Mr. Bates is a member of our Compensation Committee.

DR. JURGEN KOLB, AGE 59
    DIRECTOR SINCE 1996

    Dr Kolb was a member of the executive board of Salzgitter, AG, a German Steelmaker, and from 1986 to 2001, served as its Director of Sales, before retiring in 2001. Dr. Kolb is also a director of our Iron Dynamics subsidiary. Dr. Kolb is a member of our Audit Committee.

JOSEPH D. RUFFOLO, AGE 60
    DIRECTOR SINCE 1999

    Mr. Ruffolo has been a principal in Ruffolo Richard LLC, a business and financial consulting firm, since 1994. Prior to that, Mr. Ruffolo was the President and Chief Executive Officer of North American Van Lines, Inc. Mr. Ruffolo is a director of Tower Financial Corporation, a publicly held bank holding company. Mr. Ruffolo is also a member and chairman of our Audit Committee and a member of our Compensation Committee.

NAOKI HIDAKA, AGE 47
    DIRECTOR NOMINEE

    Mr. Hidaka is Senior Vice President and General Manager of the Chicago office and General Manager of the Rolled Steel and Ferrous Raw Materials Division of Sumitomo Corporation of America. Prior to that, from June 1998 to March 2001, Mr. Hidaka was Vice President and Chief Financial Officer of Auburn Steel Company, Inc., and from March 1998 to May 1998, Deputy General Manager of Steel Business Planning and Investment, and from May 1995 to February 1998 was Manager, Plate Export with Sumitomo Corporation of Japan. Sumitomo Corporation of America is a customer of Steel Dynamics' flat rolled steel products and is also a licensee of our Iron Dynamics subsidiary's ironmaking technology.

RICHARD J. FREELAND, AGE 65
    DIRECTOR SINCE 2000

    For more than twenty-five years, Mr. Freeland has been the President and Chief Executive Officer of Pizza Hut of Fort Wayne, Inc. and six affiliated companies that own and operate approximately 41 Pizza Hut franchised restaurants in Indiana and Ohio. Mr. Freeland is a member of our Compensation Committee.

JAMES E. KELLEY, AGE 83
    DIRECTOR SINCE 2000

    For more than twenty years, Mr. Kelley has been the Chairman of Kelley Automotive, Inc. and various affiliated companies that own and operate approximately 18 franchised auto dealerships in Indiana and Georgia. In addition, Mr. Kelley is the owner of Jim Kelley Leasing and Kelley Cars, Inc., fleet automobile and truck leasing companies; Midwest Auto Parts, a wholesale supplier of car and truck parts; Consolidated Airways, a fixed base operator at Fort Wayne International Airport; and Kelley Grain Co. and Trans Oil Ltd., a seed and grain enterprise operating in the Republic of Moldova. Mr. Kelley is also a member of our Audit Committee.

PAUL B. EDGERLEY, AGE 46
    DIRECTOR NOMINEE
    FORMER DIRECTOR (1994-1999)

    Mr. Edgerley has been Managing Director of Bain Capital, Inc. (venture capital) since May 1993 and, from 1990 to 1993, a general partner of Bain Venture Capital. He is also a director of Sealy Corporation, Anthony Crane Rental LP and Walco International, Inc.




             THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED ELECTION
           OF ALL OF THE DIRECTORS DESCRIBED IN THIS PROXY STATEMENT.

                 INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows how much Steel Dynamics, Inc common stock the directors, director nominees, the Named Executive Officers, and all directors, nominees and executive officers as a group beneficially owned as of March 21, 2002. The Named Executive Officers include the Chief Executive Officer and the four next most highly compensated executive officers based upon compensation earned during 2001.


                              BENEFICIAL OWNERSHIP AS
                                 OF MARCH 21, 2002
                              -----------------------
                              CURRENT       SHARES
                             BENEFICIAL     SUBJECT                       PERCENT
NAME                           HOLDINGS     TO OPTIONS+       TOTAL        OWNED*
----                           --------     -----------       -----       ------
NAMED EXECUTIVE OFFICERS

Keith E. Busse(1) .......    1,232,848          57,536       1,290,384      2.7%

Mark D. Millett(2) ......    1,076,805          43,154       1,119,959      2.4%

Richard P. Teets, Jr.(3).    1,137,254          43,154       1,180,408      2.5%

Tracy L. Shellabarger(4).      286,001          43,154         329,155      0.7%

John W. Nolan(5) ........       28,992          32,367          61,359      0.1%

OTHER DIRECTORS OR
NOMINEES

Leonard Rifkin(6) .......      753,162           5,525         758,687      1.6%
John C. Bates(7) ........    2,995,642           5,525       3,001,167      6.4%
Dr. Jurgen Kolb(8) ......           --           5,525              --       --
Naoki Hidaka(9) .........      353,750           1,451         353,750      0.8%
Joseph D. Ruffolo(10) ...        4,000           5,525           9,525       --
Richard J. Freeland(11) .        1,000           5,525           6,525       --
James E. Kelley(12) .....        7,229           5,525          12,754       --
Paul B. Edgerley(13) ....    1,273,707              --       1,273,707      2.7%

DIRECTORS AND EXECUTIVE .    9,150,390         253,966       9,404,356     20.0%
OFFICERS AS A GROUP
(13 PERSONS)

+   Represents options exercisable within 60 days.

* Assumes exercise of all stock options (for 253,966 shares) exercisable within 60 days, with a corresponding increase in the number of outstanding shares from 46,860,569 on the record date to 47,114,535.

(1) President and Chief Executive Officer and a director, and President and Chief Executive Officer and a director of Iron Dynamics, Inc., our wholly-owned subsidiary. Includes 12,848 shares, of which 4,283 are not yet vested, received during 2001 pursuant to our Amended and Restated Officer and Manager Cash and Stock Bonus Plan. Also includes 608 shares of common stock held by Mr. Busse's son, with respect to which Mr. Busse disclaims beneficial ownership.

(2) Vice President and General Manager of our Flat Roll Division and a director, and Vice President and a director of Iron Dynamics, Inc., our wholly-owned subsidiary. Includes 12,848 shares, of which 4,283 are not yet vested, received during 2001 pursuant to our Amended and Restated Officer and Manager Cash and Stock Bonus Plan.

(3) Vice President and General Manager of our Structural Division and a director. Includes 12,848 shares, of which 4,283 are not yet vested, received during 2001 pursuant to our Amended and Restated Officer and Manager Cash and Stock Bonus Plan. Also includes 8,000 shares of common stock owned by Mr. Teets' spouse, with respect to which Mr. Teets disclaims beneficial ownership.

(4) Vice President of Finance and Chief Financial Officer and a director and Vice President of Finance and Chief Financial Officer of our Iron Dynamics subsidiary. Includes 11,306 shares, of which 3,769 are not yet vested, received during 2001 pursuant to our Amended and Restated Officer and Manager Cash and Stock Bonus Plan. Also includes 80,600 shares of common stock held by Mr. Shellabarger's spouse, and 4,800 shares owned by Mr. Shellabarger's spouse for the benefit of Mr. Shellabarger's minor children, with respect to all of which Mr. Shellabarger disclaims beneficial ownership.

(5) Vice President of Marketing. Includes 5,319 shares, of which 1,773 are not yet vested, received during 2001 pursuant to our Amended and Restated Officer and Manager Cash and Stock Bonus Plan.

(6) Director. Includes 6,000 shares of common stock held by Mr. Rifkin's spouse, with respect to which he disclaims beneficial ownership. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Rifkin pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(7) Director. Consists of all shares of common stock held of record by Centaur, Inc., HS Processing and Heidtman Steel Products, Inc., of which Mr. Bates is the President and Chief Executive Officer. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Bates pursuant to our stockholder approved Non-Employee Director Stock Option Plan.


(8) Director. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Dr. Kolb pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(9) Director. Consists of all shares held of record by Sumitomo Corporation of America that Mr. Hidaka may be deemed to beneficially own due to his relationship with that entity. Mr. Hidaka, however, disclaims beneficial ownership of these shares. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Hidaka pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(10) Director. Includes 1,000 shares held in Mr. Ruffolo's retirement plan. Also includes 1,000 shares held by Mr. Ruffolo's spouse, with respect to which he disclaims beneficial ownership. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Ruffolo pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(11) Director. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Freeland pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(12) Director. Shares in option column represent stock options, fully vested or exercisable within 60 days, issued to Mr. Kelley pursuant to our stockholder approved Non-Employee Director Stock Option Plan.

(13) Director nominee. Mr. Edgerley beneficially owns 67,207 of these shares. The balance of 1,206,500 shares are owned by Brookside Capital Partners Fund, L.P. over which Mr. Edgerley may be deemed to share voting or dispositive power. Mr. Edgerley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

OTHER PRINCIPAL STOCKHOLDERS

    The following table, as of March 21, 2002, discloses the only stockholders that we know to be a beneficial owner of more than 5% of our common stock.


              NAME AND ADDRESS                AMOUNT OF              PERCENT
             OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP      OF CLASS
             -------------------          --------------------      --------
Salzgitter AG                                6,222,874               13.2%
38223 Salzgitter
Germany

General Electric Capital Corporation         4,310,000                9.1%
1600 Summer Street, 5th Floor
Stamford, CT 06927

Heidtman Steel Products, Inc.                2,995,642                6.4%
HS Processing
Centaur, Inc.
640 Lavoy Road
Erie, MI 48133

                             EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation we paid for services rendered for 1999, 2000 and 2001 for our Chief Executive Officer and our other 4 most highly compensated executive officers whose salary and bonus amount exceeded $100,000. The amounts shown include compensation for services rendered in all capacities.





                                  ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                                                                                            AWARDS
                                  -------------------                              -----------------------
                                                                       OTHER       RESTRICTED
                                                                       ANNUAL        STOCK       SECURITIES    ALL OTHER
NAME AND                       FISCAL     SALARY(1)      BONUS(2)   COMPENSATION    AWARDS(3)    UNDERLYING   COMPENSATION(5)
PRINCIPAL POSITION              YEAR         ($)           ($)          ($)            ($)        OPTIONS(4)      ($)
                                ----       -------       -------      ------         ------        ------       ------
Keith E. Busse                  2001       400,000            --                         --        13,415         8,021
  President and Chief           2000       375,000       752,219                    201,153        16,051        24,528
  Executive Officer             1999       337,500       592,903                         --        10,306        17,051


Mark D. Millett                 2001       270,000            --                         --        10,062         3,672
  Vice President                2000       250,000       502,293                    134,102        12,038        19,631
                                1999       212,500       374,011                         --         7,730        12,851

Richard P. Teets, Jr.           2001       270,000            --                         --        10,062         3,581
  Vice President                2000       250,000       502,293                    134,102        12,038        19,909
                                1999       212,500       374,011                         --         7,730        12,851

Tracy L. Shellabarger           2001       235,000            --                         --        10,062         3,476
  Vice President and            2000       220,000       442,310                    118,010        12,038        19,954
  Chief Financial Officer       1999       184,000       324,065                         --         7,730        12,764

John W. Nolan                   2001       145,000            --                         --         7,547         3,190
  Vice President                2000       138,000       209,361                     55,518         9,029        19,488
                                1999       130,000       172,685                         --         5,798        14,973

1   Represents Base Salary compensation.

2 Represents cash portion of Annual Bonus amount payable under our Amended and Restated Officer and Manager Cash and Stock Bonus Plan

3 Represents stock portion of Annual Bonus amount payable under our Amended and Restated Officer and Manager Cash and Stock Bonus Plan. One-third of the common stock issued pursuant to this plan vests and becomes non-forfeitable immediately upon issuance, another third vests and becomes non-forfeitable one year after issuance, and the balance of one-third vests and becomes non-forfeitable two years after issuance.


4 Represents the number of shares covered by options granted under our stockholder approved Amended and Restated 1996 Incentive Stock Option Plan, all of which are exercisable within 60 days.

5 Represents our matching contributions under our Retirement Savings Plan, contributions under the Profit Sharing Plan, and life insurance premiums. Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                   INDIVIDUAL GRANTS

                                                                                      POTENTIAL
                                                                                    REALIZABLE VALUE
                                                                                         AT
                                                                                    ASSUMED ANNUAL
                         SECURITIES                                                 RATES OF STOCK
                         UNDERLYING    % OF TOTAL                                       PRICE
                          OPTIONS       OPTIONS       EXERCISE                       APPRECIATION
                          GRANTED      GRANTED TO        OR                         FOR OPTION TERM*
                          (# OF         EMPLOYEES     BASE PRICE   EXPIRATION       ------------------
     NAME                  SHARES)      in 2001        ($/Sh)        Date           5%($)      10% ($)
     ----                ---------      -------        ------        ----           ------     -------
Keith E. Busse..........  5,678           0.89%      14.09        5/21/2006         22,103      48,843
                          7,737           1.22%      10.34        11/21/2006        22,103      48,841
Mark D. Millett.........  4,259           0.67%      14.09        5/21/2006         16,579      36,636
                          5,803           0.91%      10.34        11/21/2006        16,578      36,632
Richard P. Teets, Jr. ..  4,259           0.67%      14.09        5/21/2006         16,579      36,636
                          5,803           0.91%      10.34        11/21/2006        16,578      36,632
Tracy L. Shellabarger...  4,259           0.67%      14.09        5/21/2006         16,579      36,636
                          5,803           0.91%      10.34        11/21/2006        16,578      36,632
John W. Nolan...........  3,194           0.50%      14.09        5/21/2006         12,434      27,475
                          4,353           0.68%      10.34        11/21/2006        12,435      27,479

* The dollar amounts in these columns are the result of calculations prescribed by the Securities and Exchange Commission and are not intended to forecast future appreciation of our common stock. The real value of the options in this table depends upon the actual changes in the market price of Steel Dynamics, Inc.'s common stock during the applicable period.

         AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END VALUES


                                                 NUMBER OF
                                                 SECURITIES                VALUE OF
                                                 UNDERLYING               UNEXERCISED
                                                 UNEXERCISED              IN-THE-MONEY
                                                 OPTIONS AT           OPTIONS AT FISCAL
                                                FISCAL YEAR-END             YEAR-END
                           SHARES                    (#)                      ($)
                          ACQUIRED           -----------------------   ---------------------
                             ON      VALUE    EXER-         UNEXER-      EXER-        UNEXER-
                          EXERCISE  REALIZE  CISABLE       CISABLE     CISABLE       CISABLE
           NAME              (#)       ($)     (#)             (#)         ($)           ($)
-----------------------    ------    -----     ------        -----       ------        -----
Keith E. Busse ........      --       --       49,799        7,737       26,325        9,826
Mark D. Millett .......      --       --       37,351        5,803       19,743        7,370
Richard P. Teets, Jr...      --       --       37,351        5,803       19,743        7,370
Tracy L Shellabarger...      --       --       37,351        5,803       19,743        7,370
John W. Nolan .........      --       --       28,014        4,353       14,808        5,528


DIRECTOR COMPENSATION

    Director fees of $3,000 per Board meeting and $1,500 per committee meeting are payable to each non-employee director. In addition, each Non-Employee Director participates in our stockholder approved Non-Employee Director Stock Option Plan, under which each such person on May 21 and November 21 of each year (each such date defined as a "Grant Date") is automatically granted on each such date a nonstatutory stock option, exercisable within five years from the date of grant, to purchase shares of our common stock equal to the number of whole shares, rounded up or down, calculated by dividing a grant value, currently set at $15,000, by the fair market value of our common stock on each such Grant Date. The purchase price of stock covered by an option granted pursuant to the Director Plan is to be 100% of the fair market value of such shares on the day the option is granted. Options are not exercisable until they become vested, and full vesting in an optionee will occur six months after each Grant Date. If an optionee ceases to be a director, for whatever reason, no further grants of options are to be made to that optionee. If an optionee ceases to be a director for any reason other than death, any portion of an option that is then vested but has not been exercised may be exercised at any time prior to its scheduled expiration date.

    The Director Plan is administered by the Board of Directors, with power and authority to construe provisions of the Director Plan, to determine all questions thereunder, to accelerate the vesting or exercise of an option, and to adopt and amend such rules and regulations as it may deem desirable. The Director Plan is intended to comply in all respects with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934.

EMPLOYMENT AGREEMENTS

    We have employment agreements with Keith E. Busse, our Chief Executive Officer, Mark D. Millett, Vice President and General Manager of our Flat Roll Division, Richard P. Teets, Jr., Vice President and General Manager of our new Structural Division, and Tracy L. Shellabarger, Vice President of Finance and Chief Financial Officer. Effective January 1, 2000, each of these employment agreements has an initial two year term that is automatically extended annually for an additional year unless, no less than 90 days prior to year-end, either party gives written notice to the other of an intention not to renew. If, without cause, any of these officers' employment is either terminated within the two year term or is not extended for the contemplated additional rolling one year period, that officer is entitled to receive a lump sum severance payment, in lieu of any and all claims under the remaining term of his employment agreement, in cash, equal to two years of his then existing Base Salary, together with a pro rata annual bonus payment under our Amended and Restated Officer and Manager Cash and Stock Bonus Plan, when calculated, to the date of termination or non-extension (for that year). If the termination or non-extension is for cause, then such officer would not be entitled to receive any severance or bonus payment. If the officer voluntarily terminates his employment, he would not be entitled to any severance payment but would be entitled to receive a pro rata annual bonus payment to the date of termination or non-extension. If employment is terminated due to disability or death, we will continue paying that officer or his estate, as the case may be, the prescribed Base Salary during the remainder of the two year term, except that in the case of disability such payments will be reduced to the extent of any benefits paid by workers' compensation or under any state disability benefit program or under any other disability policy maintained by us. Under their employment agreements, each of these officers is paid a Base Salary, which is reflected in the "Salary" column in the Summary Compensation Table in this proxy statement, in addition to which each such officer is entitled to participate in our Amended and Restated Officer and Manager Cash and Stock Bonus Plan, our 1996 Incentive Stock Option Plan, our Profit Sharing Plan and our Retirement Savings Plan.

    All Named Executive Officers receive major medical and long-term disability benefits. Mr. Nolan receives term life insurance equal to his Base Salary and Messrs. Busse, Millett, Teets and Shellabarger receive term life insurance equal to twice their Base Salaries.




        ITEM 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS




    The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors to conduct our annual audit for the year 2002, subject to stockholder approval. Ernst & Young LLP conducted the annual audit for 2001. If a majority of the shares voting does not approve of the appointment, the Board of Directors will reconsider the appointment. It is believed that representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire. They will also be available at the meeting to respond to appropriate questions from stockholders.

    The affirmative vote of the holders of a majority of our shares of common stock represented at the meeting and entitled to vote on this matter will be necessary for ratification of our appointment of Ernst & Young LLP as our independent auditors for the year 2002


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL

   OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2002.

    NOTWITHSTANDING ANYTHING TO CONTRARY SET FORTH IN ANY OF OUR PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORTS AND THE PERFORMANCE GRAPH ON PAGE 16 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, NOR SHALL THEY BE DEEMED TO BE SOLICITING MATERIAL OR DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                    REPORT OF THE COMPENSATION COMMITTEE AND
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION







    Our executive compensation program is administered directly by our Board of Directors, with advice from our Compensation Committee. During 2001, our Compensation Committee consisted of four non-employee directors, Leonard Rifkin, Chair of the Committee, Joseph D. Ruffolo, John C. Bates and Richard J. Freeland. The Compensation Committee receives recommendations from our Chief Executive Officer, Keith E. Busse, regarding all executive officers, meets and discusses goals, objectives, and job performance, as well as compensation issues, with Mr. Busse, and then makes its recommendations to the Board of Directors. All compensation decisions are made by our full Board of Directors. During 2001, our entire Board of Directors functioned as the Compensation Committee.

    Our executive compensation program is based upon the following principles:

    - Base salaries should be competitive with the level of salaries paid to officers in comparable companies with comparable responsibilities.

    -   Variable compensation should be related to our financial performance.

    - Long-term compensation, in the form of stock options, directly links officers' rewards to stock price appreciation.

    Our executive compensation program consists primarily of Base Salary, Annual Bonus awards (payable in cash and, if applicable, in our restricted stock), and grants of stock options. We believe that executive compensation should reflect a substantial incentive component, thus aligning our philosophy of executive compensation with the culture and compensation philosophy that characterizes the rest of our work force. We also believe that stock option incentives play a major rule in aligning executive compensation with long-term stockholder interests. The total compensation for each of our executive officers consists of both cash and non-cash compensation. The cash compensation component consists of both Base Salary and the cash portion of any Annual Bonus applicable under our Amended and Restated Officer and Manager Cash and Stock Bonus Plan, as amended, and the non-cash component consists of stock options and, depending upon our profitability, the stock bonus portion of the Annual Bonus, if any, payable under that Plan.

BASE SALARY

    We establish the Base Salary for each executive officer during the final month of each fiscal year for the following fiscal year. Increases in Base Salary are determined on the basis of individual performance and level of responsibility. The Board evaluates and reviews the performance of and determines the Base Salary of our Chief Executive Officer, Mr. Busse, and, upon the recommendation of the Compensation Committee, reviews the performance of and determines the Base Salary of each of the other executive officers, commensurate with each such officer's individual contributions to our success.

ANNUAL BONUS

    The officers' Annual Bonus is a performance-based bonus driven by the level of our total profitability. Upon recommendation from our Chief Executive Officer and from our Compensation Committee, our full Board of Directors annually determines who will participate.

    The Annual Bonus is determined under our Amended and Restated Officer and Manager Cash and Stock Bonus Plan. This Plan, which was originally adopted by our Board and approved by our stockholders in October 1996, was amended, restated and re-approved by our stockholders at our 2000 Annual Meeting. Pursuant to the authority granted by our stockholders at that time, our Board of Directors in February 2001 extended our Amended and Restated Officer and Manager Cash and Stock

 Bonus Plan for an additional two years, through October 21, 2003.

    For 2001, there were no Annual Bonuses payable to the Named Executive Officers as a result of our profitability level.

STOCK OPTION PLAN

    In October 1996 and as amended pursuant to stockholder approval at our 2001 Annual Meeting, our Board of Directors adopted and the stockholders approved the 1996 Incentive Stock Option Plan, which covers all of our and our wholly-owned subsidiaries' full-time employees (approximately 676 employees as of December 31, 2001), including Officers, Managers, supervisors, professional staff, and hourly employees.

    Under the 1996 Plan, we award automatic semi-annual stock options to all such employees, in different dollar equivalent amounts, by position category, based upon the fair market value of our common stock on each semi-annual grant date, with an exercise price equal to the same fair market value on the grant date (110% of the fair market value in case of any 10% stockholder). Options issued under the Plan become exercisable six months after the date of grant and must be exercised no later than five years thereafter.

OTHER COMPENSATION

Profit Sharing Plan

    We have established a Profit Sharing Plan for eligible employees, including the Named Executive Officers, which is a "qualified plan" for federal income tax purposes. Under the Profit Sharing Plan, we annually allocate to Profit Sharing Plan participants (the "profit sharing pool") an amount equal to 5% of our pre-tax profits. The profit sharing pool is used to fund the Profit Sharing Plan, as well as a separate cash profit sharing bonus that is paid to employees in March of the following year. The amount allocated to our Chief Executive Officer, for 2001 pursuant to the Profit Sharing Plan was $1,567.

Retirement Savings Plan

    We have also established a Retirement Savings Plan for eligible employees, which is also a "qualified plan" for federal income tax purposes. Generally, employees may contribute on a pre-tax basis up to 8% of their eligible compensation, and we match employee contributions in an amount based upon our return on assets, with a minimum match of 5% and a maximum match of 50%, subject to certain applicable tax law limitations. The amount we contributed in respect to our Chief Executive Officer, Keith E. Busse, for 2001 pursuant to the Retirement Savings Plan was $870.

                          REPORT OF THE AUDIT COMMITTEE


    We have an Audit Committee composed of three "independent" directors, as that term is defined by applicable National Association of Securities Dealers listing standards. Each of these members is financially literate, and at least one of them has accounting or related financial management expertise, as the Board interprets those terms. A written charter approved by the Board of Directors governs the Audit Committee.

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee also reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and considered the compatibility of nonaudit services with the auditors' independence. The Audit Committee believes that the fees paid for nonaudit services during 2001 are compatible with Ernst & Young's independence.

    The Company paid the following fees to its independent auditors for services related to fiscal 2001:

     Audit Fees: Audit fees paid by Steel Dynamics to Ernst & Young for professional services rendered for the annual audit of our 2001 financial statements and the review of our interim financial statements included in our Quarterly Reports on Forms 10-Q during the year ended December 31, 2001, totaled approximately $157,200.

    Financial Systems Design and Implementation Fees: There were no fees by Ernst & Young related to our financial systems design and implementation during 2001.

    All Other Fees: In addition to the foregoing fees, Steel Dynamics paid Ernst & Young an aggregate of $110,500 for all other services rendered during 2001. Of this amount, $72,400 consisted of fees for audit related services, including fees related to financings.

    The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the company's financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

    The Audit Committee held five meetings during fiscal year 2001.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return on our common stock with the cumulative total return of companies on the NASDAQ Stock Market - US Index and the Standard & Poor's Iron and Steel Index for the limited period of November 22, 1996 (the first day of trading on NASDAQ National Market System following our initial public offering of our common stock) and the last trading day prior to December 31, 2001, and assumes the reinvestment of dividends (of which there were none).




                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG STEEL DYNAMICS,INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                         AND THE S&P IRON & STEEL INDEX


                                  [BAR GRAPH]

STEEL DYNAMICS INC


                                            Cumulative
                                            Total Return
                       ---------------------------------------------------
                       12/96   12/97      12/98    12/99    12/00    12/01
STEEL DYNAMICS, INC.   100.00    83.66    61.44    83.34    57.52    60.71
NASDAQ STOCK MARKET    100.00   150.67   260.18   681.69   761.95   363.66
(U.S.)
S & P IRON & STEEL     100.00    90.83    80.10    76.38    52.86    42.68

    * 100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright (c) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                                  OTHER MATTERS

    We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.





                                              By Order of the Board of Directors




                                           Keith E. Busse
                                           President and Chief Executive Officer


Fort Wayne, Indiana
April 16, 2002